CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement [Nos. 333-170889 and 333-182504 on Form S-8 and Nos. 333-172795, 333-182380, 333-189463, and 333-189464] on Form S-3 of our reports dated February 19, 2016, relating to the consolidated financial statements and financial statement schedule of General Growth Properties, Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of a new accounting standard) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 19, 2016